China Shen Zhou Reports 318% Increase in
Revenue for Second Quarter 2011

BEIJING, Aug. 15, 2011- China Shen Zhou Mining & Resources, Inc. ("China Shen Zhou" or the "Company") (NYSE AMEX: SHZ), a Company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced financial results for the second quarter and six months ended June 30, 2011.

Second Quarter Financial Highlights

•	Revenues increased 318% over the previous year's period to a quarterly record of $9.1 million;

•	Gross margin jumped to 47.6% compared with 20.8% in the second quarter last year;

•	Net income rose to $128,000 compared with net loss of $504,000 for the same period of 2010;

•	Net income per common share from continuing operations was $0.01 compared with a net loss of $0.02 a year ago

Ms. Xiaojing Yu, Chairperson and Chief Executive Officer of China Shen Zhou commented, "We are pleased to deliver continued improvements in net sales and income for the second quarter. This growth has been driven by increasing global demand for fluorite resources and the Chinese government's policies restricting production and exploration of such resources.  Our strategy is to continue to leverage these trends and our enhanced financial resources by expanding our operations and acquiring exploring new mines."

Second Quarter Financial Results

Second quarter net sales increased $6.9 million or 318% to a quarterly record of approximately $9.1 million compared to the prior year's period. The increase in net sales was mainly due to higher selling price and sales volume of fluorite powder in the second quarter of 2011 and increased sales revenue from nonferrous metal.

Sales volume of fluorite powder reached approximately 16,550 tons, a 218% increase from approximately 5,200 tons a year ago.  Prices for fluorite powder increased 164% to $349 per ton compared to $132 per ton in the second quarter of 2010. Nonferrous metals sales revenue increased 212% to approximately $2.4 million from $0.8 million for the same period of 2010. This increase was primarily due to the Company's Xingzhen subsidiary resuming production in late March 2011. Xingzhen sold approximately 1,526 metal tons of zinc concentrate powder and approximately 98 metal tons of copper concentrate powder during the quarter compared with sales of 607 metal tons of zinc concentrate powder and 34 metal tons of Copper concentrate powder in the second quarter of 2010.

Gross profit was $4.3 million compared with gross profit of $453,000 in the second quarter of 2010. The Gross profit increase for the fluorite segment was driven by higher average sale price of fluorite powder and an increase in sales volume of fluorite powder and nonferrous metals. Gross margin increased significantly to 47.6% from 20.8% in the second quarter of last year.

Selling expenses in the second quarter decreased to $24,000 from $38,000 in the comparable period last year. Selling expenses as a percentage of total net sales was 0.3%, down from 1.7% in the second quarter of 2010.

General and administrative expenses in the second quarter of 2011 were $3.3 million compared with $0.8 million in the 2010 second quarter.  The increase in general and administrative expenses was due to employee shares declared and approved by the Board of Directors on June 20, 2011 as a result of 2009 Omnibus Long-term Incentive Plan; greater administrative expenses from the newly acquired Xinyi Fluorite Company, and increased administrative fees. General and administrative expense as a percentage of total net sales decreased to 36.5% from 37.1% in the second quarter of 2010.

Total operating expenses in the second quarter of 2011 were $3.4 million compared with $0.8 million in the second quarter of 2010. Total operating expenses as a percentage of total net sales decreased to 36.7% from 38.9% in the second quarter of 2010.

Operating income for the quarter was $1.0 million compared to an operating loss of $0.5 million in the same period in 2010.

Net income was $128,000, or $0.01 per diluted and basic share, compared with a net loss of $504,000, or $0.02 per diluted and basic share, in the 2010 quarter.

Six-Month Financial Results

Net revenues for the six months ended June 30, 2011 increased $7.9 million or 255% over the prior year's period to approximately $11.0 million. The improved performance is due to increased revenues from both the fluorite and non-ferrous metal segments.

Six-month gross profit increased to approximately $5.0 million from $526,000 for the same period of 2010.  Gross profit from the fluorite and non-ferrous metal segments were approximately $4.4 million and $609,000 respectively for the six months ended June 30, 2011.

Net loss for the six months ended June 30, 2011 was approximately $1.5 million compared to a net loss of $1.3 million for the same period in 2010. Basic net loss per share for the six months ended June 30, 2011 was $0.05, which is the same as the comparable period a year ago.

Recent Developments

In April, 2011, China Shen Zhou Mining & Resources, Inc., through its subsidiary Inner Mongolia Wulatehouqi Qianzhen Ore Processing Co., Ltd. ("Qianzhen Mining"), entered into an equity transfer agreement to sell its 60% equity interest in Wulatehouqi Qingshan Nonferrous Metal Development Co., Ltd. to a Chinese citizen, Mr. Mao Huang. Total consideration for the transaction was RMB 8.5 million (approximately US$ 1.3 million). Payment of the Transfer Price will offset the debt owed by Qianzhen Mining to the Investor, who is a related party to the Company. Following the transfer, Qianzhen Mining will no longer hold any equity interests in Qingshan Metal.

In April, 2011, China Shen Zhou Mining & Resources, Inc. announced that the Company's subsidiary, Xiangzhen Mining, would increase the prices of its fluorite powder products from the current RMB 2,500 per ton (approximate $380 per ton) to RMB 3,100 per ton (approximate $470 per ton) on May 1, 2011. The fluorite powder average sales price with value added tax included for the three months ended June 30, 2011 was $408 per ton representing an approximately $254 per ton or 164% increase as compared to the same period of 2010.

In June, 2011, the Jingde county government approved the application of the Xinyi Fluorite Company, Ltd. ("Xinyi"), a subsidiary of China Shen Zhou based in Jingde County, Anhui Province, to obtain favorable tax rates for the next five years starting from June 22, 2011. This approval resulted in a decision to return retained corporate income tax to Xinyi during the first two years of the five-year period, and return 50% during the remaining three years. In addition, 50% of the county's retained VAT will be returned during the first two years. These preferential tax rates will contribute to improved profit margins for Xinyi and, in turn, increase shareholder value

In July, 2011, SRK Consulting China Ltd. (SRK) completed an independent assessment of the current status and prospective future production of the Sumochaganaobao Fluorite Mine ("Sumo Mine") resource. Based on a production rate of 150ktpa ("kilo tonnes per annum"), the assessment indicates that minable reserves ranging from the 700m level to 850m level are 1,523kt with a CaF2 grade of 53.6%. This part of the minable reserve can support production at 150ktpa for 10.2 years, excluding the inferred resources.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite extraction and processing in Jingde County, Anhui Province;(c)zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia; and (d) zinc/copper exploration, mining and processing in Xinjiang.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov .

Contact Information

Kevin Theiss/Min Liu
Investor Relations
Grayling
Tel: +1-646-284-9409
kevin.theiss@grayling.com
min.liu@grayling.com

– Tables Follow –

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share data)

	June 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$8,832	$1,545
Notes receivable	774	-
Accounts receivable, net	2,144	162
Prepayment for office rent	-	82
Other deposits and prepayments, net	1,812	850
Inventories	7,996	7,243
Restricted assets	172	70
Assets - Discontinued operations	-	1,188
Total current assets	21,730	11,140

Property, machinery and mining assets, net	48,623	33,052
Total assets	$70,353	$44,192

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,687	$2,434
Short term loans	10,061	8,061
Other payables and accruals	5,998	6,111
Due to related parties	528	-
Taxes payable	1,316	644
Liabilities - Discontinued operations	-	100
Total current liabilities	20,590	17,350

Long term loans	-	2,630
Due to related parties	225	2,439
Total liabilities	20,815	22,419

STOCKHOLDERS' EQUITY:
Common stock ($0.001 par value; 50,000,000 shares authorized;
31,885,973 shares and 27,974,514 shares issued and outstanding
as of June 30, 2011 and December 31, 2010 respectively)	32	28
Additional paid-in capital	57,455	29,508
Statutory reserves	1,672	1,672
Accumulated other comprehensive income	5,129	4,357
Accumulated deficit	(15,111)	(13,630)
Stockholders' equity - China Shen Zhou Mining & Resources, Inc. and Subsidiaries	49,177	21,935
Noncontrolling interest	361	-
Noncontrolling interest--Discontinued operations	-	(162)
Total stockholders' equity	49,538	21,773
Total liabilities and stockholders' equity	$70,353	$44,192

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)

	For the Three Months Ended
	June 30,	June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Net revenue	$9,117	$2,182
Cost of sales	4,773	1,729
Gross profit	4,344	453

Operating expenses:
Selling and distribution expenses	24	38
General and administrative expenses	3,326	810
Total operating expenses	3,350	848

Net income (loss) from operations	994	(395)

Other income (expense):
Interest expense	(201)	(108)
Other, net	115	13
Total other income (loss)	(86)	(95)

Income (loss) from continuing operations before income taxes	908	(490)

Income tax expenses	(280)	-

Income (loss) from continuing operations	628	(490)

Discontinued operations :
Loss from operations of discontinued component, net of taxes	-	(14)
Loss on disposal of discontinued subsidiary, net of taxes	(82)	-
Loss from discontinued operations	(82)	(14)

Net income (loss)	546	(504)
Less: Noncontrolling interests attributable to the noncontrolling interests	(418)	-
Net income (loss) - attributable to China Shen Zhou Mining & Resources, Inc. and Subsidiaries	128	(504)

Other comprehensive income:
Foreign currency translation adjustments	615	66
Comprehensive income (loss)	$743	$(438)

Net income (loss) per common share – basic and diluted
From continuing operations	$0.01	$(0.02)
From discontinued operations	(0.00)	(0.00)
	$0.01	$(0.02)

Weighted average common shares outstanding
- Basic and Diluted	30,836	27,975

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except share data)

	For the Six Months Ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,481)	$(1,316)
Adjustments to reconcile net loss to net cash used in operating activities:		-
Loss from operations of discontinued component, net of income tax benefits	7	22
Loss on sale of discontinued operations, net of income taxes	82	-
Provision for doubtful accounts	(78)	-
Depreciation and amortization	2,096	1,338
Noncontrolling interests	361	-
Forgiveness of payroll payables	-	(300)
Stock based compensation	972	-
Changes in operating assets and liabilities:
(Increase) decrease in -
Notes receiveivable	(774)	-
Accounts receivable	(1,922)	28
Other deposits and prepayments	(920)	(168)
Prepayment for office rent	82	82
Inventories	(586)	(2,873)
Restricted assets	(101)	732
Increase (decrease) in -
Accounts payable	(886)	(1,553)
Other payables and accruals	1433	529
Taxes payable	(316)	54
Net cash used in operating activities from continuing operations	(3,925)	(3,425)
Net cash used in operating activities from discontinued operations	(37)	-
Net cash used in operating activities	(3,962)	(3,425)
Cash flows from investing activities:
Purchases of property, machinery and mining assets	(2,179)	(440)
Acquisition of subsidiaries, net of cash and cash equivalents acquired	(3,604)	-
Net cash used in investing activities from continuing operations	(5,783)	(440)
Net cash provided by disposal of discontinued operations	-	(21)
Net cash used in investing activities	(5,783)	(461)
Cash flows from financing activities:
Due to related parties	(646)	(250)
Proceeds from issuance of common shares	20,000	-
Issuance costs of common shares	(1,516)	-
Repayment at short-term bank loans	(7,396)	(2,732)
Proceeds from short-term bank loans	6,452	7,050
Net cash provided by financing activities	16,894	4,068

Foreign currency translation adjustment	138	(52)

Net increase in cash and cash equivalents	7,287	130

Cash and cash equivalents at the beginning of the period	1,545	333
Cash and cash equivalents at the end of the period	$8,832	$463

Non-cash investing and financing activities
Shares issued to employees as share based compensation	$-	$752
Shares issued to Acquire Xinyi Fluorite	$9,467	$-

Supplemental disclosures of cash flow information:
Cash paid for interest expenses	$262	$162
Cash paid for income tax	$-	$-